Exhibit 99.1

FROM:	CONTACT:
SITEL Corporation	Bill Sims, Investor Relations
7277 World Communications Drive	402-963-6810
Omaha, NE 68122

FOR IMMEDIATE RELEASE

SITEL CORPORATION REPORTS FIRST QUARTER 2004 RESULTS

Revenue of $244.4 million and EPS of $0.07 exceeds company’s outlook

Omaha, NE—April 28, 2004—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today its financial results for the first quarter ended March 31, 2004.

Revenue of $244.4 million and earnings per share of $0.07 exceeded the Company’s previously announced outlook of revenue in a range between $222 million and $232 million and EPS in a range from $0.01 to $0.03.

Summary of results for the first quarter of 2004:

•                  Revenue of $244.4 million in Q1 04 increased 26% over Q1 03.

•                  Operating income of $10.6 million for Q1 04 was up from $3.2 million in Q1 03.

•                  Net income of $5.0 million or a profit of $0.07 per diluted share in Q1 04 was up from breakeven in Q1 03.

Commenting on the first quarter results, Jim Lynch, Chairman and CEO of SITEL Corporation, said, “We are pleased with yet again, a record revenue quarter.  Our position in the marketplace is expanding through three strategic sales and delivery execution initiatives; our local business units, our multinational sales and support, and our blended offshore offerings. Stronger than expected sales, high seasonal performance from our risk management business, the movement from ramp up to operating phase on several of our new client programs, higher than expected client performance-based incentives, and our continuing focus on costs and efficiency helped drive the higher quarterly results.  We continue to be confident in our long term growth prospects as we execute on our strategic plan.”

First quarter 2004 financial results

SITEL’s first quarter of 2004 revenue was $244.4 million as compared to revenue of $194.1 million in the first quarter of 2003. In the first quarter of 2004, operating income was $10.6 million, or 4.3% of revenue, and net income was $5.0 million or a profit of $0.07 per diluted share.  This compares to an operating income of $3.2 million, or 1.6% of revenue, and net income of $61,000 or breakeven per share, in the first quarter of 2003.

Revenue in the first quarter of 2004 was up 26% compared to the first quarter 2003, or up 17% excluding the effect of the strength of various currencies against the U.S. dollar.  The primary reason for the increase was positive improvement in the technology, telecommunications, consumer, and risk management sectors within the North American business units and, for the second quarter in a row, across all of the Continental Europe business units. The improvements were partially offset by sluggish performance in one of our Northern Europe business units.

During the first quarter of 2004 the Company generated cash from operations of $6.3 million and had capital expenditures of $5.5 million compared to $9.3 million and $5.3 million, respectively, in the first quarter of 2003. The Company ended the quarter with $29.1 million in cash and $41.0 million available under our credit facility.

Business unit highlights for the first quarter of 2004

SITEL Risk Management (SRM), our collections and receivables management division, continued its strong growth momentum during the first quarter.  SITEL established itself in the collections industry in 1996 with the acquisition of National Action Financial Services (NAFS).  Since then, SRM has steadily grown in North America as a leader in accounts receivable collections and internationally offering a suite of collection services to clients in Europe, Latin America and Asia Pacific.  Additionally, SRM has recently acquired General Services Administration approval that allows them to enter the U.S. government sector through the Federal procurement process.

SITEL’s offshore initiative, which began three years ago supporting one client in the technology sector with e-mail based technical support, now provides customer care, technical support, outbound sales, collections and back office support through voice, e-mail, and Internet chat communication channels for clients in five industries. In addition to nearshore alternatives in Canada, Mexico, Morocco, and eastern Germany and offshore locations in India, Panama and Jamaica, the Company is opening a new multi-channel contact center in the Philippines during the second quarter of 2004.  Seven clients are currently being served from the offshore locations.

In Spain, the business unit won, through its Unión Temporal de Empresas (UTE) alliance with a competitor, the 2003 income tax declaration program, wherein SITEL customer service professionals working from five sites will help provide services to answer an estimated 4.5 million inquiries about tax matters.   Also in Spain, we extended the contract with ENDESA, one of the largest utility companies in the world, for an additional three years.  The Company will continue providing customer sales and support functions from three contact centers.

In the United Kingdom, SITEL was recently awarded a multi-year contract to provide telephone and Internet based sales of rail tickets and services for TheTrainline.com, a major rail service provider.

The North America Insurance business unit continues to build on its position as a leader in providing customer care support for insurance industry clients with the award of a new contract with a large affinity based insurance company. Under the terms of the multi-year agreement, SITEL will provide inbound customer service and transaction processing for property and casualty insurance customers throughout the United States.

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The North America Financial Service business unit was awarded a multi-year contract to provide customer support services for a major credit card provider.  Under the terms of this agreement, SITEL will assist customers, replace lost or stolen credit cards and make interim arrangements for cash and credit needs.

Also, as recently announced, SITEL was awarded a new contract with General Motors to continue providing customer service, marketing support, and dealer support for GM brands from three U.S. contact centers through December 31, 2005.

Mr. Lynch further commented, “I am very encouraged by the Company’s performance.  We continue our strong revenue growth trend, clients continue expanding their activity with us due to our quality services and excellent execution, our pipeline of new business remains strong and volumes are expected to increase as the economy strengthens. Our diversification of clients, industries, service offerings and geography gives us the foundation for continued growth.  We look to leverage this diversification and our execution excellence to drive profitable growth over time. We are seeing improvements in profitability in almost every business unit.  The entire organization is and will continue to be focused on profitable growth. I am confident we will deliver for shareholders.”

Outlook

For the second quarter of 2004, the Company expects revenue to be within a range of $237 million to $245 million and earnings per share of  $0.01 to $0.04 per diluted share.  We expect capital expenditures to be between $10 million and $15 million in the second quarter of 2004.

The above comments are based on current expectations, exclude any non-recurring items, and supersede any prior outlook provided by the Company.

Conference Call

SITEL executive management will host a conference call to discuss first quarter 2004 financial results tomorrow, April 29, 2004 at 8:30 a.m. ET.  To participate, for domestic callers, please dial 1-800-450-0788 and for international callers, please dial 1-612-332-0820.  Replay of the conference call will be available in the U.S. by dialing (800) 475-6701 and International by dialing (320) 365-3844  (Access Code) 727895, starting at 12:00 p.m. ET on April 29, 2004 and will play for seven days.  The conference call will be simulcast live on the Internet via SITEL’s web site at http://www.sitel.com.  Replay will be available for seven days.

About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles.  SITEL

manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail.   SITEL has over 31,000 employees in 82 global contact centers, utilizing more than 25 languages and dialects to serve customers in 53 countries   SITEL is a year leader in the contact center industry.  Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects”, “will” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: client budgets and plans, effectiveness of cost control initiatives, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, ability to negotiate contracts on acceptable terms, contract termination provisions, delays in ramp up of services, customer demand for client products and services, the demand for off-shore services, delays in securing necessary regulatory approvals, licenses, leases, personnel, services and equipment for new facilities, competitive pressures in SITEL’s and its clients’ industries and in local markets, reliance on major clients, subcontractors and strategic partners, mergers and restructurings involving clients or prospective clients, industry regulation, accounting requirements associated with evaluation of asset impairment, reliance on telecommunications and computer technology, unanticipated labor, contract or technical difficulties, general and local economic trends and conditions, the effects of leverage, currency translation, risks associated with operating a global business, and dependence on credit availability. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

SITEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003

Revenues	$244,406	$194,095

Operating expenses:
Direct labor and telecommunications expenses	144,128	110,772
Subcontracted and other services expenses	12,815	13,649
Operating, selling and administrative expenses	76,839	65,676
Asset impairment and restructuring expenses	—	796
Total operating expenses	233,782	190,893

Operating income	10,624	3,202

Other income (expense):
Interest expense, net	(3,112)	(2,724)
Equity in earnings (loss) of affiliates	(7)	618
Other expense, net	(274)	(659)
Total other expense, net	(3,393)	(2,765)

Income before income taxes and minority interest	7,231	437

Income tax expense	1,977	170
Minority interest	214	206
Net income	$5,040	$61

Weighted average common shares outstanding:
Basic	73,633	74,258
Diluted	73,980	74,258

Earnings per share:
Basic	$0.07	$0.00
Diluted	$0.07	$0.00

See Notes to Consolidated Condensed Financial Statements

SITEL Corporation

Preliminary Balance Sheet Data - First Quarter 2004 Earnings Release

(in millions)

(Unaudited)

	3/31/2003	6/30/2003	9/30/2003	12/31/03	3/31/2004

Cash	$36.2	$31.5	$27.6	$29.9	$29.1
Accounts Receivable	$128.4	$146.2	$159.1	$175.5	$181.7
Total Current Assets	$185.9	$201.6	$210.7	$225.2	$230.7
Total Assets	$354.7	$376.2	$382.5	$404.8	$406.6
Total Current Liabilities	$101.8	$123.0	$132.2	$140.8	$137.9
Long-Term Debt and Capital Leases, net	$108.0	$108.0	$108.9	$108.7	$108.3
Total Debt - Short-Term and Long-Term	$115.3	$121.8	$127.2	$134.8	$132.4
Total Liabilities	$211.6	$232.8	$242.8	$251.9	$248.5
Total Equity	$142.1	$142.3	$138.5	$150.9	$156.1

Revenue Statistics - First Quarter 2004 Earnings Release

(Unaudited)

Service Mix % of Total Revenue	Q103	Q203	Q303	Q403	2003	Q104

Customer Acquisition	26.0%	25.2%	24.5%	24.6%	25.0%	21.5%
Customer Care	53.6%	53.4%	54.4%	50.4%	52.8%	53.8%
Technical Support	10.3%	12.5%	13.3%	15.0%	12.9%	16.5%
Risk Management	8.6%	6.8%	6.6%	6.9%	7.2%	8.1%
Other	1.7%	2.1%	1.3%	3.2%	2.1%	2.5%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Geographic Mix % of Total Revenue	Q103	Q203	Q303	Q403	2003	Q104

North America	58.9%	54.8%	58.7%	54.6%	56.7%	53.0%
Europe	36.0%	39.9%	35.6%	38.8%	37.7%	40.3%
Asia Pacific	3.9%	3.7%	4.0%	4.0%	3.9%	4.0%
Latin America	1.2%	1.6%	1.6%	2.6%	1.8%	2.7%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Industry Mix % of Total Revenue	Q103	Q203	Q303	Q403	2003	Q104

Insurance	11.2%	9.8%	9.0%	7.1%	9.2%	6.4%
Financial Services	20.6%	18.0%	16.5%	15.6%	17.6%	17.1%
Consumer Products	26.5%	26.1%	29.1%	27.7%	27.4%	25.5%
Technology	17.7%	20.3%	21.1%	22.0%	20.4%	25.7%
Energy and Utilities	8.0%	7.8%	7.4%	6.7%	7.4%	7.5%
Telecommunications, ISP, and Cable	12.6%	14.2%	14.2%	17.0%	14.6%	14.2%
Other	3.5%	3.8%	2.7%	3.9%	3.5%	3.7%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

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